As filed with the Securities and Exchange Commission on May 1, 2012
Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
________________

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
________________

BLUEPHOENIX SOLUTIONS LTD.
(Exact Name of Registrant as Specified in Its Charter)
Israel	Not Applicable
(State or other jurisdiction of	(I.R.S. employer
incorporation or organization)	Identification no.)

8 Maskit Street
Herzliya 46120, Israel
972-9-952-6100
(Address of Principal Executive Offices) (Zip Code)

BLUEPHOENIX SOLUTIONS LTD. 2007 AWARD PLAN
(Full Title of the Plan)
________________

Nir Peles
BluePhoenix Solutions USA Inc.
8000 Regency Parkway
Cary, North Carolina 27511
(919) 380-5100
(Name and Address of Agent for Service)
________________

Copies to:

Ernest Wechsler , Esq. Kramer Levin Naftalis & Frankel LLP 1177 Avenue of the Americas New York, New York 10036 (212)-715-9100	Yael Peretz, Adv. VP, General Counsel BluePhoenix Solutions Ltd. 8 Maskit Street Herzliya 46733, Israel 972-9-952-6100	Yael Bar-Shai, Adv. Herzog, Fox & Neeman Asia House 4 Weizman Street Tel Aviv 64239, Israel 972-3-692-2020

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Ordinary Shares, NIS 0.04 par value per share	700,000 shares (3)	$1.65	$1,155,000	$132.36
_________________
(1)
Pursuant to Rule 416(a), an additional indeterminable number of shares are also being registered to cover any adjustments required by stock splits, stock dividends or similar transactions under the BluePhoenix Solutions Ltd. 2007 Award Plan.

(2)
Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low selling prices per share of the Registrant’s Ordinary Shares on April 26, 2012 which is within five business days of this offering.

(3)	Representing the maximum number of shares that may be awarded under the BluePhoenix Solutions Ltd. 2007 Award Plan.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed to register an additional 700,000 ordinary shares, par value NIS 0.04 per share, of the Registrant (the “Ordinary Shares”) to be offered and sold under the BluePhoenix Solutions Ltd. 2007 Award Plan (the “Plan”).

On July 24, 2007, BluePhoenix Solutions Ltd. (the “Registrant”) filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-8 (File No. 333-144798) (the “2007 Registration Statement”) relating to 34,750 Ordinary Shares to be offered and sold to participants under the Plan.  On July 9, 2008, the Registrant filed with the Commission a Registration Statement on Form S-8 (File No. 333-152206) (the “2008 Registration Statement”) relating to an additional 98,063 Ordinary Shares to be offered and sold to participants under the Plan.  On March 17, 2009, the Registrant filed with the Commission a Registration Statement on Form S-8 (file No. 333-158057) (the “2009 Registration Statement”) relating to an additional 167,188 Ordinary Shares to be offered and sold to participants under the Plan.  On July 25, 2011, the Registrant filed with the Commission a Registration Statement on Form S-8 (File No. 333-175760) (the “2011 Registration Statement”) relating to an additional 350,000 Ordinary Shares to be offered and sold to participants under the Plan. Pursuant to General Instruction E to Form S-8, the contents of the 2007 Registration Statement, the 2008 Registration Statement, the 2009 Registration Statement and the 2011 Registration Statement are hereby incorporated by reference into this Registration Statement.

On December 28, 2011, the Registrant executed a one-for-four reverse split of the Registrant's Ordinary Shares, resulting in a decrease of the number of authorized Ordinary Shares from 40,000,000 to 10,000,000 and an increase of the par value per Ordinary Share from NIS 0.01 to NIS 0.04. All of the data in this prospectus reflects such one-for-four reverse split.

PART II

Item 8. Exhibits

Exhibit No.	Description

5	Opinion of Herzog, Fox & Neeman

23.1	Consent of Ziv Haft, Independent Registered Public Accounting Firm

23.2	Consent of Herzog, Fox & Neeman (contained in their opinion constituting Exhibit 5)

24	Power of Attorney (included in signature page)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Herzlia, State of Israel on the 1st day of May, 2012.

BLUEPHOENIX SOLUTIONS LTD.

By:	/s/ Nir Peles
Nir Peles
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Shimon Bar-Kama and Nir Peles, or either of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement relating to the offering hereunder pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

Principal Executive Officer:

/s/ Shimon Bar-Kama	Chief Executive Officer	May 1, 2012
Shimon Bar-Kama

Principal Financial Officer and Principal
Accounting Officer:

/s/ Nir Peles	Chief Financial Officer	May 1, 2012
Nir Peles

Directors:

/s/ Melvin L. Keating	Chairman of the Board	May 1, 2012
Melvin L. Keating

/s/ Michael Chill	Director	May 1, 2012
Michael Chill

/s/Maayan Naor	Director	May 1, 2012
Maayan Naor

/s/ Doron Elhanani	Director	May 1, 2012
Doron Elhanani

Authorized Representative in the United States:

BLUEPHOENIX SOLUTIONS USA Inc.
/s/Michael Chill		May 1, 2012
By: Michael Chill Director

INDEX TO EXHIBITS

Exhibit No.	Description

5	Opinion of Herzog, Fox & Neeman
23.1	Consent of Ziv Haft, Independent Registered Public Accounting Firm
23.2	Consent of Herzog, Fox & Neeman. (contained in their opinion constituting Exhibit 5)
24	Power of Attorney (included in signature page)